Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation’s First Quarter 2008 Earnings Increase Five-Fold to a Record $1.47 per Share

Sets Records in Total Net Income, Discretionary Cash Flow and Total Revenues
Increases 2008 Capital Budget to $740 Million from $640 Million

DENVER – May 5, 2008 – Whiting Petroleum Corporation (NYSE: WLL) today reported record first quarter 2008 net income of $62.3 million, or $1.47 per basic and diluted share, on total revenues of $264.1 million.  This compares to first quarter 2007 net income of $10.7 million, or $0.29 per basic and diluted share, on total revenues of $159.9 million.  Discretionary cash flow in the first quarter of 2008 totaled a record $161.4 million, more than double the $74.1 million reported for the same period in 2007.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release. The increases in net income and discretionary cash flow in the first quarter of 2008 versus the comparable 2007 period were primarily the result of a 64% increase in the Company’s net realized oil price, a 25% increase in its net realized gas price, and a 6% increase in the Company’s total equivalent production.

Production in the first quarter of 2008 totaled 3.74 million barrels of oil equivalent (MMBOE), of which 2.59 million barrels were crude oil (69%) and 1.15 MMBOE was natural gas (31%).  This first quarter 2008 production total equates to a daily average production rate of 41,120 barrels of oil equivalent (BOE), compared to the 39,260 BOE per day average rate in 2007’s first quarter.  This also represents a 2% increase from the fourth quarter 2007 daily average rate of 40,340 BOE. Production in the first quarter of 2007 was affected by a refinery fire, which caused approximately 378 BOE per day of production to be shut-in or restricted.

Whiting has increased its exploration and development budget by $100 million to $740 million for 2008.  The majority of this increase is related to increased expenditures on our multi-year CO2 project at the North Ward Estes field where we have increased expenditures to accelerate construction and the completion of certain projects.  The increased budget is also attributable to increased CO2 costs due to higher CO2 injection rates and higher purchase costs as the price of CO2 in this field is indexed to oil prices.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “We are pleased with the execution of our drilling programs and on the implementation and expansion of our two CO2 projects.   We continue to generate excellent results from our Bakken drilling program in North Dakota where we recently brought on the Maynard Uran Trust #11-24H with an initial production rate of 2,132 BOE per day.  We are completing construction of our Robinson Lake gas processing plant in the Sanish field and expect gas and natural gas liquids sales to begin from this area by June 30.  We also completed the installation of a 2.9-mile pipeline at our Boies Ranch prospect in the Piceance Basin and expect to bring on more than 6 million cubic feet per day of net gas production from seven wells at Boies Ranch by June 1.  In addition, both of our CO2 projects are responding to CO2 injection and we expect to see continuing production increases from both floods as the year progresses.”

Other Noteworthy Events and Results

●           On May 4, 2008, Whiting entered into a purchase and sale agreement with Chicago Energy Associates, LLC to purchase interests in producing gas wells, a gathering system and development acreage in the Flat Rock Natural Gas Field in Uintah County, Utah for a purchase price of $365 million.  This acquisition is described in more detail in a separate Whiting news release issued today.

●           On April 30, 2008, Whiting closed the initial public offering of 11,677,500 units of beneficial interest in Whiting USA Trust I at $20.00 per trust unit to the public.  The trust units began trading on the NYSE on April 25, 2008 under the symbol WHX.  After completion of the offering, Whiting owns 2,186,389 (15.77%) out of the 13,863,889 total outstanding trust units.

Whiting received net proceeds from this offering of $215.4 million, which the Company used to reduce the debt outstanding under its credit agreement to $80 million currently from $290 million at March 31, 2008.  Our borrowing base remains at $900 million with $820 million available.  This debt reduction brought our current debt to total capitalization to approximately 31%.

As reflected in the Company’s guidance, average production in 2008 has been reduced by approximately 3,100 BOE per day subsequent to the April 30, 2008 closing date of the trust.  This represents 7.4% of our total production for March 2008 of 41,800 BOE per day.  The 8.20 MMBOE of proved producing reserves conveyed to the trust represented 3.27% of the Company’s total year-end 2007 proved reserves of 250.8 MMBOE.  After netting the Company’s ownership of 2,186,389 trust units, third-party public trust unit holders received 6.909 MMBOE of proved producing reserves, or 2.75% of the Company’s total year-end 2007 proved reserves.  Based on the net proceeds from the initial public offering of $215.4 million, Whiting received $31.18 per BOE from the offering.

●           In the first quarter of 2008, Whiting’s net production from the Middle Bakken formation in the Sanish and Parshall fields of North Dakota totaled 3,344 barrels of oil per day, which represents a 92% increase over the fourth quarter of 2007.  Net production from these fields in March rose to 4,153 barrels of oil per day.

In the Company’s Sanish field in Mountrail County, North Dakota, Whiting completed its Maynard Uran Trust 11-24H on April 23, 2008 flowing 1,923 barrels of oil and 1.3 million cubic feet (MMcf) of gas per day from the Middle Bakken formation at a vertical depth of approximately 10,300 feet.  On an equivalent basis, this equates to 2,132 BOE per day.  The flow rate was gauged on a 24/64-inch choke with a flowing casing pressure of 1,100 psi.  The triple-lateral well was drilled on a 1,280-acre spacing unit and penetrated more than 20,000 feet of horizontal pay.  It was drilled in the two sections immediately north of Whiting’s Peery State 11-25H discovery well, which was completed in May of 2007 flowing at an initial rate of 1,254 BOE per day from the Middle Bakken formation.  Whiting holds an 84% working interest and a 68% net revenue interest in the new producer and is the operator.

Whiting is currently drilling or completing six wells in the Sanish field and is also completing a 100% working interest well in the northern portion of the neighboring Parshall field.  The Company recently added a fifth rig for its Sanish field drilling operations and expects to have as many as nine rigs working in the area by year-end 2008.  In 2008, we plan to drill approximately 36 operated wells in the Sanish field with an average working interest of 81%.  We expect most of these to be single-lateral wells drilled on 1,280-acre spacing units.  Ultimately, we may drill two single-lateral wells per 1,280-acre spacing unit.  Along with some potential in-fill drilling, we estimate we could have up to 230 total well locations in the Sanish field.  Whiting holds 118,348 gross acres (83,033 net acres) in the field.  The Company’s net production from the Sanish field alone in March 2008 averaged 1,175 barrels of oil per day.

The Company is completing construction of its Robinson Lake gas processing plant in the Sanish field and expects gas and natural gas liquids (NGLs) sales to begin by June 30, 2008.  The plant is expected to initially process its current capacity of 3 MMcf per day.  In the fourth quarter, capacity is expected to increase to 33 MMcf per day.  The gas produced from the Sanish field contains large amounts of NGLs and has a Btu content of approximately 1,700 per cubic foot.    The yield from the plant is expected to approximate 150 to 170 barrels of NGLs per 1 MMcf of gas.

Whiting owns interests in 66,957 gross acres (13,470 net acres) in the Parshall field and has now participated in a total of 37 wells that produce from the Bakken formation, 13 of which were completed in 2008.  We expect to participate in a total of 50 to 60 wells in the Parshall field in 2008 with an average working interest of 20%.  Nine drilling rigs are currently working in the Parshall field.  Whiting’s net production from the Parshall field in March 2008 averaged 2,978 barrels of oil per day.

●           At our Boies Ranch prospect in Rio Blanco County, Colorado, we have completed seven new gas wells to date in 2008 that are currently waiting on pipeline connection.  These new Piceance Basin gas wells are expected to be connected to pipeline by June 1 and are expected to bring total net gas sales from Boies Ranch to more than 7 MMcf per day.  Whiting holds an average working interest of 96% and an average net revenue interest of 82% in the seven new gas wells.  In addition, four wells are currently waiting on completion and two wells are being drilled.

Whiting recently completed a 2.9-mile, 10-inch diameter pipeline that has a total daily capacity of approximately 80 MMcf of gas at Boies Ranch.  Start-up of the pipeline facilities is expected to occur by June 1.  The new pipeline connects to a supply trunk line feeding a 750 MMcf per day treating and processing facility connected to the Rockies Express pipeline (REX) that gives us access to multiple intrastate and interstate markets.  Our new pipeline connection will allow us to market all of our gas at Boies Ranch without restriction.  The 42-inch diameter REX pipeline currently has a capacity of transporting 1.5 Bcf of gas per day.  When REX came on stream in January 2008, Rocky Mountain gas price differentials narrowed significantly.

Whiting holds 2,760 gross acres (1,571 net acres) on the Boies Ranch and Jimmy Gulch prospects.  In addition, we own 14,133 gross federal lease acres (2,501 net acres) in this immediate area.  We plan to drill a total of 110 wells on Boies Ranch and Jimmy Gulch, 24 of which are planned for 2008. The wells are scheduled to be drilled on 20-acre spacing units.  Drilling operations are expected to commence at Jimmy Gulch in the third quarter of 2008.

●           Whiting’s expansion of its CO2 flood at the Postle field, located in Texas County, Oklahoma, continues to generate positive results.  Production from the field has increased from a net 4,200 BOE per day at the time of its acquisition in August 2005 to a net 6,200 BOE per day in March 2008, an increase of 48%.  Our objective had been to increase CO2 injection into the field’s producing reservoir to 120 MMcf per day from approximately 60 MMcf per day at the time we acquired the field.  We surpassed the 120 MMcf daily rate in January 2008.

This project is part of the Company’s plan to expand the existing water and CO2 flood from the eastern half of the Postle field to the western half of the field.  The field includes six producing units covering a total of approximately 25,600 gross acres (24,223 net acres) with working interests of 94% to 100%.  As of December 31, 2007, there were 156 producing wells and 119 injection wells completed in the Morrow zone at 6,100 feet.

●           The North Ward Estes field in Ward and Winkler Counties, Texas is responding to the Company’s CO2 injection, which was initiated in May 2007.  Whiting’s target for CO2 injection into the field was 100 MMcf per day by the end of the first quarter of 2008.  This milestone was reached in January 2008, and we are currently injecting approximately 120 MMcf into the Yates formation, the field’s producing reservoir, at a depth of approximately 2,600 feet.  Net production from North Ward Estes in March 2008 averaged 5,200 BOE per day, which compared to a net daily rate of 3,560 BOE during the first quarter of 2005, prior to Whiting’s July 2005 agreement to acquire the North Ward Estes field.

The North Ward Estes field includes six base leases with 100% working interest in 58,000 gross and net acres.  As of December 31, 2007, there were 1,024 producing wells and 349 injection wells.  In addition to the Yates formation, production exists in other zones, including the Queen at 3,000 feet.  We also have the rights to deeper horizons under 34,140 gross acres in the field.

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended March 31, 2008 and 2007:

	Three Months Ended
Production	3/31/08	3/31/07	Change
Oil and condensate (MMBls)	2.59	2.25	15%
Natural gas (Bcf)	6.89	7.73	(11%)
Equivalent (MMBOE)	3.74	3.53	6%

Average Sales Price
Oil and condensate (per Bbl):
Price received	$89.58	$49.33	82%
Effect of crude oil hedging	(8.83)	-
Realized price	$80.75	$49.33	64%

Natural gas (per Mcf):
Price received	$7.89	$6.33	25%
Effect of natural gas hedging	-	-
Realized price	$7.89	$6.33	25%

Whiting recorded a loss of $22.9 million on its crude oil hedges during the first quarter of 2008.  A summary of Whiting’s outstanding hedges is included later in this news release.

First Quarter 2008 Costs and Margins
A summary of revenues and cash costs on a per BOE basis is as follows:
	Per BOE, Except Production
	Three Months
	Ended March 31,
	2008	2007
Production (MMBOE)	3.74	3.53

Sales price, net of hedging	$70.50	$45.20
Lease operating expense	14.89	13.88
Production tax	4.73	2.72
General & administrative	3.10	2.34
Exploration	2.25	1.94
Cash interest expense	3.75	5.05
Cash income tax expense	0.46	0.18
	$41.32	$19.09

During the first quarter, our company-wide basis differential for crude oil compared to NYMEX was $8.38 per barrel, which compared to $8.79 per barrel in the first quarter of 2007 and $8.25 per barrel in the fourth quarter of 2007.  We expect our oil price differential to remain at $8.00 to $8.50 in 2008.

During the first quarter, our company-wide basis differential for natural gas compared to NYMEX was $0.14 per Mcf, which compared to $0.44 per Mcf in the first quarter of 2007 and $0.60 per Mcf in the fourth quarter of 2007.  We expect our gas price differential to be in the range of $0.30 to $0.50 in second quarter of 2008.

First Quarter 2008 Drilling Summary
The table below summarizes Whiting’s drilling activity and exploration and development costs incurred for the three months ended March 31, 2008:

	Gross/Net Wells Completed
					Expl. & Dev.
			Total New	% Success	Cost
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q108	47 / 25.7	5 / 0.5	52 / 26.2	90% / 98%	$187.9

Currently, Whiting is operating 17 drilling rigs and 51 workover rigs on its properties and is participating in the drilling of 12 non-operated wells.  Of these workover rigs, 27 are operating in the North Ward Estes field and six are working in the Postle field.

Outlook for Second Quarter and Full-year 2008
The following statements provide a summary of certain estimates for the second quarter and full-year 2008 based on current forecasts.  Whiting’s full-year 2008 capital budget is $740 million (excluding acquisition costs).

The general and administrative guidance for the second quarter and full year includes a charge of $7.7 million under our Production Participation Plan related to the conveyance of a net profits interest into Whiting USA Trust I.

Production guidance has been reduced by 190,000 BOE and 725,000 BOE for the second quarter and full-year 2008, respectively, as a result of the recently completed Whiting USA Trust I public offering.

The guidance has not been updated to include the impact of the acquisition from Chicago Energy.  Whiting intends to update guidance to include the impact of this acquisition after the expected May 30, 2008 closing.  Whiting estimates that net production from the properties to be acquired from Chicago Energy was 19 MMcfe per day in March 2008.

Guidance for the second quarter and full-year 2008 is as follows:

Guidance
	Second Quarter	Full-Year
	2008	2008
Production (MMBOE)	3.65- 3.75	14.90 - 15.10
Lease operating expense per BOE	$ 14.80 - $ 15.20	$ 14.70 - $ 15.10
General and admin. expense per BOE	$ 5.70 - $ 5.90	$ 3.95 - $ 4.25
Interest expense per BOE	$ 3.80 - $ 4.00	$ 3.90 - $ 4.10
Depr., depletion and amort. per BOE	$ 13.90 - $ 14.30	$ 14.10 - $ 14.50
Prod. taxes (% of production revenue)	6.3% - 6.7%	6.4% - 6.8%
Oil Price Differentials to NYMEX per Bbl	$ 8.00 - $ 8.50	$ 8.00 - $ 8.50
Gas Price Differentials to NYMEX per Mcf	$ 0.30 - $ 0.50	$ 0.25 - $ 0.45

Oil Hedges and Fixed-Price Gas Contracts
Whiting Petroleum Corporation’s outstanding oil hedges and fixed-price gas contracts as of April 15, 2008 are summarized below:

			As a Percentage of
	Contracted Volume	NYMEX Price Collar Range	March 2008
Hedges	(Bbls per Month)	(per Bbl)	Oil Production

2008
Q2	110,000	$48.00 - $71.60	13%
Q2	120,000	$60.00 - $74.65	14%
Q2	100,000	$65.00 - $80.50	12%
Q3	110,000	$48.00 - $70.85	13%
Q3	120,000	$60.00 - $75.60	14%
Q3	100,000	$65.00 - $81.00	12%
Q4	110,000	$48.00 - $70.20	13%
Q4	120,000	$60.00 - $75.85	14%
Q4	100,000	$65.00 - $81.20	12%

			As a Percentage of
	Natural Gas Volumes in	2008 Contract Price (1)	March 2008
Fixed Price Contracts	MMBtu per Month	per MMBtu	Gas Production
April 2008 – May 2011	26,000	$4.94	1%
April 2008 – Sep. 2012	67,000	$4.38	3%

(1) Annual 4% price escalation on fixed price contracts.

In conjunction with the Whiting USA Trust I, we entered into certain oil and natural gas hedges.  No additional hedges are allowed to be placed on trust assets.  All future economic benefits or detriments of the hedge contracts listed below have been transferred to the trust and included in the calculation of net proceeds under the trust.  Under the trust, Whiting retains 10% of the net proceeds from the underlying properties. Whiting’s 10% of these net proceeds combined with its ownership of 2,186,389 trust units results in third-party public holders of trust units receiving 75.8%, and Whiting retaining 24.2%, of the future economic results of such hedge contracts.

	Contracted Volume		NYMEX Price Collar Range
	Natural Gas	Oil
	Mcf per	Bbls per	Gas	Oil
Hedges	Month	Month	(per MMBtu)	(per Bbl)
2008	241,073	52,920	$7.00 - $16.06	$82.00 - $133.20
2009	198,974	48,166	$6.50 - $17.11	$76.00 - $137.43
2010	170,589	43,488	$6.50 - $15.06	$76.00 - $134.98
2011	150,313	39,614	$6.50 - $14.62	$74.00 - $140.15
2012	132,232	36,189	$6.50 - $14.27	$74.00 - $141.72

Selected Operating and Financial Statistics

	Three Months Ended March 31,
	2008	2007
Selected operating statistics
Production
Oil and condensate, MBbl	2,594	2,245
Natural gas, MMcf	6,890	7,729
Oil equivalents, MBOE	3,742	3,533
Average Prices
Oil, Bbl (excludes hedging)	$89.58	$49.33
Natural gas, Mcf (excludes hedging)	$7.89	$6.33
Per BOE Data
Sales price (including hedging)	$70.50	$45.20
Lease operating	$14.89	$13.88
Production taxes	$4.73	$2.72
Depreciation, depletion and amortization	$13.50	$12.62
General and administrative	$3.10	$2.34
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$264,050	$159,923
Total costs and expenses	$165,268	$143,404
Net income	$62,314	$10,666
Net income per common share, basic and diluted	$1.47	$0.29

Average shares outstanding, basic	42,272	36,771
Average shares outstanding, diluted	42,406	36,861
Net cash provided by operating activities	$122,453	$62,361
Net cash used in investing activities	$(170,501)	$(124,839)
Net cash provided by financing activities	$40,000	$60,294

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Monday, May 5, 2008 at 4:00 p.m. EDT (3:00 p.m. CDT, 2:00 p.m. MDT) to discuss Whiting’s first quarter 2008 financial and operating results and the Chicago Energy acquisition.  Please call (866) 770-7129 (U.S./Canada) or (617) 213-8067 (International) and enter the pass code 41921120 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 4:00 p.m. (EDT) on May 5, 2008.

A telephonic replay will be available beginning approximately two hours after the call on Monday, May 5, 2008 and continuing through Monday, May 12, 2008.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 96736125.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit  www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil or gas prices; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs and CO2; our ability to obtain external capital to finance acquisitions; our ability to identify and complete acquisitions, including the Chicago Energy acquisition, and to successfully integrate acquired businesses, including the properties to be acquired from Chicago Energy; unforeseen underperformance of or liabilities associated with acquired properties, including the properties to be acquired from Chicago Energy; our ability to successfully complete potential asset dispositions; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; risks related to our level of indebtedness and periodic redeterminations of our borrowing base under our credit agreement; our ability to replace our oil and gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2007.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s First Quarter Form 10-Q for the three months ended March 31, 2008, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2008	December 31, 2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,730	$14,778
Accounts receivable trade, net	139,124	110,437
Deferred income taxes	27,128	27,720
Prepaid expenses and other	19,599	9,232
Total current assets	192,581	162,167

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	3,373,584	3,313,777
Unproved properties	54,833	55,084
Other property and equipment	43,590	37,778

Total property and equipment	3,472,007	3,406,639

Less accumulated depreciation, depletion and amortization	(663,134)	(646,943)
Oil and gas properties held for sale, net	93,322	-

Total property and equipment, net	2,902,195	2,759,696

DEBT ISSUANCE COSTS	13,944	15,016

OTHER LONG-TERM ASSETS	18,402	15,132

TOTAL	$3,127,122	$2,952,011

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	March 31, 2008	December 31, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$33,951	$19,280
Accrued capital expenditures	77,939	59,441
Accrued liabilities	23,227	29,098
Accrued interest	20,097	11,240
Oil and gas sales payable	30,182	26,205
Accrued employee compensation and benefits	7,622	21,081
Production taxes payable	14,857	12,936
Current portion of tax sharing liability	2,587	2,587
Current portion of derivative liability	71,197	72,796

Total current liabilities	281,659	254,664

NON-CURRENT LIABILITIES:
Long-term debt	909,998	868,248
Asset retirement obligations	36,279	35,883
Production Participation Plan liability	40,199	34,042
Tax sharing liability	23,381	23,070
Deferred income taxes	277,723	242,964
Other long-term liabilities	2,273	2,314
Liabilities associated with oil and gas properties held for sale	1,674	-

Total non-current liabilities	1,291,527	1,206,521

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; 75,000,000 shares authorized, 42,581,316 and 42,480,497 shares issued as of March 31, 2008 and December 31, 2007, respectively	43	42
Additional paid-in capital	968,648	968,876
Accumulated other comprehensive loss	(45,093)	(46,116)
Retained earnings	630,338	568,024

Total stockholders’ equity	1,553,936	1,490,826

TOTAL	$3,127,122	$2,952,011

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
REVENUES AND OTHER INCOME:
Oil and gas sales	$286,731	$159,714
Loss on oil and natural gas hedging activities	(22,912)	-
Interest income and other	231	209
Total revenues and other income	264,050	159,923
COSTS AND EXPENSES:
Lease operating	55,706	49,057
Production taxes	17,686	9,612
Depreciation, depletion and amortization	50,511	44,571
Exploration and impairment	10,984	9,176
General and administrative	11,615	8,285
Change in Production Participation Plan liability	6,157	2,092
Interest expense	15,546	19,497
Unrealized derivative loss	(2,937)	1,114
Total costs and expenses	165,268	143,404
INCOME BEFORE INCOME TAXES	98,782	16,519
INCOME TAX EXPENSE:
Current	1,709	626
Deferred	34,759	5,227
Total income tax expense	36,468	5,853
NET INCOME	$62,314	$10,666
NET INCOME PER COMMON SHARE, BASIC AND DILUTED	$1.47	$0.29
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	42,272	36,771
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	42,406	36,861

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
Net cash provided by operating activities	$122,453	$62,361
Exploration	8,412	6,860
Changes in working capital	30,567	4,842
Discretionary cash flow (1)	$161,432	$74,063

(1) Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, unrealized derivative gains/losses and other non-current items less the gain on sale of properties and marketable securities.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.